Exhibit 10.2

TRIPADVISOR, INC. RESTRICTED STOCK UNIT AGREEMENT

(International)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of the grant date specified on the Grant Details referenced below (the “Grant Date”), between Tripadvisor, Inc., a Delaware corporation (the “Company”), and the employee, director or consultant of the Company or one of its Subsidiaries or Affiliates designated on the Grant Details (as defined below) (the “Eligible Individual”), describes the terms of an award (the “Award”) of restricted stock units (“RSUs”) to the Eligible Individual by the Company.

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Company’s 2023 Stock and Annual Incentive Plan (as amended from time to time, the “Plan”).

1. Award and Vesting of RSUs

(a) Subject to the terms and conditions of this Agreement, the Plan and the Grant Details, the Company hereby grants RSUs to the Eligible Individual. Reference is made to the “Grant Details” that can be found on the equity plan website of the current professional selected by the Company to administer the Plan (the “Plan Administrator”), currently located at www.netbenefits.fidelity.com (or any successor equity administration system selected by the Company to manage the Plan from time to time). The Grant Details, which set forth the number of RSUs granted to the Eligible Individual by the Company, the Grant Date and the vesting schedule of the RSUs (among other information), are hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.

(b) Subject to the terms and conditions of this Agreement, the Grant Details and the Plan, the RSUs shall vest and no longer subject to any restriction (such period during which restrictions apply referred to as the “RSU Restriction Period”) on the dates detailed in the Grant Details.

2.
Settlement of RSUs

As soon as practicable after any RSUs have vested and are no longer subject to the RSU Restriction Period (but in no event later than thirty (30) days thereafter), such RSUs shall be settled. Subject to Section 8 (pertaining to the withholding of taxes), for each RSU settled pursuant to this Section 2, the Company may, in its sole discretion, settle the RSUs in cash or Shares by causing to be paid or delivered to the Eligible Individual cash or freely-transferable Shares upon settlement of the vested RSUs. Notwithstanding the foregoing, the Company shall be entitled to hold the Shares issuable upon settlement of RSUs that have vested until the Company or Plan Administrator shall have received from the Eligible Individual a duly executed Form W-9 or Form W-8, as applicable, as well as such other documents as may be legally required.

3.
Recoupment or “Clawback” Policy

All awards received and any shares or other amount or property that may be issued, delivered, or paid in respect of the Award, as well as any consideration that may be received in

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respect of a sale or other disposition of any such shares or property, will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the Company’s Clawback Policy (as in effect from time to time and any successor policies) or similar policy or any applicable law related to such actions. An Eligible Individual’s acceptance of an Award will constitute the Eligible Individual’s acknowledgment of and consent to the Company’s application, implementation, and enforcement of the Company’s Clawback Policy or similar policy that may apply to the Eligible Individual, whether adopted before or after the Grant Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Eligible Individual’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

4.
Termination of Employment
(a)
In the event a Termination of Employment of the Eligible Individual occurs during the RSU Restriction Period for any reason (whether or not in breach of local labor laws), except as otherwise provided in the Plan or any written employment agreement or written offer letter between the Company and the Eligible Individual (an “Employment Arrangement”), the Eligible Individual’s right to any RSUs that have not vested as of the date of Termination of Employment will terminate effective as of the date of the Termination of Employment and will not be extended by any notice period mandated under local law. The Eligible Individual shall not be entitled by way of compensation for loss of office or otherwise to any sum or other benefit to compensate the Eligible Individual for the loss of any rights under this Agreement or the Plan.
(b)
Notwithstanding the provisions of Section 1 above or anything in the Plan or in any Employment Agreement to the contrary, in the event the Eligible Individual incurs a Termination of Employment by the Company for Cause, or the Eligible Individual voluntarily incurs a Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Eligible Individual’s RSUs (whether or not vested) shall be forfeited and cancelled in their entirety upon such Termination of Employment without any consideration being paid therefor and otherwise without any further action of the Company whatsoever. In such event, the Company may cause the Eligible Individual, immediately upon notice from the Company, to either (i) return the Shares issued upon settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause or (ii) pay to the Company an amount equal to the aggregate amount, if any, that the Eligible Individual had previously realized in respect of any and all Shares issued upon settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause (i.e., the value of the RSUs upon vesting), in each case including any dividend equivalents or other distributions received in respect of any such RSUs.
(c)
Notwithstanding anything herein to the contrary, except as provided in Section 4(b) above, the Eligible Individual and Company acknowledge and agree that in the event of any conflict or inconsistency between the terms of any Employment Arrangement and the Plan, whichever term is more beneficial to the Eligible Individual between the Plan and the Employment Arrangement shall prevail. In no event shall Eligible Individual be entitled to the same type of

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benefits under both the Plan and any Employment Arrangement for the same event or qualifying termination.
(d)
For purpose of this Agreement, employment with the Company shall include employment with the Company’s Subsidiaries or Affiliates. The Committee shall have the exclusive discretion to determine whether there has been any interruption or Termination of Employment, whether and when grounds for a Termination of Employment for Cause existed or whether there occurred a Change in Control.
5.
Non-Transferability of the RSUs

Until the RSUs are settled as provided herein or on the website of the Plan Administrator, the RSUs shall not be transferable by the Eligible Individual by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

6.
Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, until the RSUs have vested and been settled in Shares the Eligible Individual shall not be entitled to any rights of a stockholder with respect to the RSUs. Notwithstanding the foregoing, if the Company declares and pays ordinary cash dividends on the Common Stock during the RSU Restriction Period, the Eligible Individual will be credited with additional amounts for each RSU equal to the dividend that would have been paid with respect to such RSU if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than ordinary cash dividends, if any, may result in an adjustment pursuant to Section 7 below, rather than under this Section 6.

7.
Adjustment in the Event of Change in Stock; Change in Control
(a)
In the event of (i) a stock dividend, stock split, reverse stock split, share combination or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, payment of a dividend other than an ordinary dividend, or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board, may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs.
(b)
In the case of Corporate Transactions, such adjustments may include, without limitation (i) the cancellation of RSUs in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such RSUs, as determined by the Committee or the Board in its sole discretion, (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock underlying the RSUs and (iii) in connection with any Disaffiliation, arranging for the assumption of the RSUs, or the replacement of the RSUs with new Awards based on other property or other securities (including, without limitation, other securities

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of the Company and securities of entities other than the Company), by the affected Subsidiary or Affiliate or by the entity that controls such Subsidiary or Affiliate following such Disaffiliation (as well as any corresponding adjustments to any RSUs that remain based upon securities of the Company).
(c)
The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all Eligible Individuals.
8.
Taxes, Fees and Withholding
(a)
The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Eligible Individual in connection with the RSUs, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.
(b)
Regardless of any action taken by the Company, its Affiliate or Subsidiary with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Eligible Individual acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Eligible Individual’s responsibility and that the Company and/or its Affiliate or Subsidiary (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant and vesting of the RSUs and the receipt of cash or any dividends or dividend equivalents with respect thereto; and (ii) do not commit to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Eligible Individual’s liability for Tax-Related Items.
(c)
In the event that the Company, Subsidiary or Affiliate is required to withhold any Tax-Related Items as a result of the Award or vesting of the RSUs, or the receipt of cash or any dividends or dividend equivalents, the Eligible Individual shall pay or make adequate arrangements satisfactory to the Company, Subsidiary or Affiliate to satisfy all withholding and payment on account of obligations of the Company, Subsidiary and/or Affiliate. The obligations of the Company under this Agreement shall be conditioned on compliance by the Eligible Individual with this Section 8. In this regard, the Eligible Individual authorizes the Company and/or its Subsidiary or Affiliate to withhold all applicable Tax-Related Items legally payable by the Eligible Individual from his or her wages or other cash compensation paid to the Eligible Individual by the Company and/or its Subsidiary or Affiliate. In connection herewith, the Eligible Individual (i) authorizes, empowers and directs the Company and the Plan Administrator (or such brokerage firm as is contracted to manage the Company’s employee equity award program, the “Broker”) to sell, at the market price and on the Exercise Date or as soon thereafter as is practicable, the number of Shares sufficient to pay the Tax-Related Items, and (ii) agrees to indemnify and hold harmless the Broker and the Company from and against all losses, liabilities, damages, claims and expenses, including reasonable attorneys’ fees and court costs, arising out of carrying out such actions. Finally, the Eligible Individual will pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Eligible Individual’s participation in the Plan or the Eligible Individual’s Award that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares underlying the

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RSU or pay cash in settlement of the RSUs if the Eligible Individual fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section.
(e)
In particular, the Eligible Individual understands and acknowledges that all income to which the Eligible Individual is entitled under this Agreement is pre-tax and the Company or its Subsidiaries or Affiliates has the right to withhold and pay on behalf of the Eligible Individual any individual income tax in connection with such income in accordance with applicable law. In the event the Company or its Subsidiaries or Affiliates is not required under applicable law to serve as the withholding agent to withhold and pay on behalf of the Eligible Individual such individual income tax, the Eligible Individual shall have sole responsibility to make such payment, in which case the Eligible Individual shall provide, as requested by the Company or its Subsidiaries or Affiliates from time to time, relevant tax receipts to certify full and prompt payment. The Eligible Individual agrees to indemnify the Company and/or its Subsidiaries or Affiliates for any liability which may arise as a result of his or her failure to pay any and all taxes associated with any income derived pursuant to the Awards.
9.
Other Restrictions

(a) The Award shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the Award shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Eligible Individual acknowledges that the Eligible Individual is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Insider Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Eligible Individual is on the Company’s insider list, the Eligible Individual shall be required to obtain pre-clearance from the Company’s Chief Compliance Officer prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the RSUs, and may be prohibited from selling such shares other than during an open trading window. The Eligible Individual further acknowledges that, in its discretion, the Company may prohibit the Eligible Individual from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

10.
Nature of Award

In accepting the Award, the Eligible Individual acknowledges that:

(f)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
(g)
the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if Awards have been made repeatedly in the past;

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(h)
all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
(i)
the Eligible Individual’s participation in the Plan will not create a right to further employment or service with the Company, its Subsidiary or Affiliate and shall not interfere with the ability of the Company to terminate the Eligible Individual’s employment or service relationship at any time with or without Cause;
(j)
the Eligible Individual is voluntarily participating in the Plan;
(k)
the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(l)
in the event that the Eligible Individual is not an employee of the Company, a Subsidiary or an Affiliate, the Award will not be interpreted to form an employment contract or relationship with the Company; and
(m)
in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award resulting from the Eligible Individual’s Termination of Employment by the Company, Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Eligible Individual irrevocably releases the Company, Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Eligible Individual will be deemed irrevocably to have waived his or her entitlement to pursue such claim.
11.
No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Eligible Individual’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Eligible Individual is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Eligible Individual’s participation in the Plan, receipt of the Award and/or vesting, settlement or disposition of the Award before taking any action related to the Plan or the Award.

12.
Notices

Any notices, communications or changes to this Agreement shall be communicated (either directly by the Company or indirectly through any of its Subsidiaries, Affiliates or the Plan Administrator) to the Eligible Individual electronically via email (or otherwise in writing) promptly after such change becomes effective.

13.
Effect of Agreement; Severability

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability

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of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.
Laws Applicable to Construction; Consent to Jurisdiction
(a)
The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the RSUs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.
(b)
Any and all disputes arising under, as a result of or out of this Agreement, including without limitation any issues involving the construction, enforcement or interpretation of any of the provisions of this Agreement, the Plan or the plan prospectus, shall be determined and resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.
15.
Conflicts; Interpretation and Correction of Errors
(a)
In the event of any (i) conflict between the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, or (ii) ambiguity in the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, the Plan shall control.
(b)
The Committee shall have the power to interpret the Plan, this Agreement, the Grant Details and any information posted on the system of the Plan Administrator and/or in the books and records of the Company, and to adopt such rules for the administration, interpretation and application of the Plan and the Award as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Eligible Individual, the Company and all other interested parties. The Committee shall not be personally responsible for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement. The Committee shall, in their absolute discretion, determine when any conditions have been fulfilled.
(c)
In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to the Eligible Individual pursuant to the Plan, the Company, acting through the executive compensation and benefits team, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.
16.
Data Privacy
(a)
The Eligible Individual understands that the Company, Subsidiary, Affiliate and/or Plan Administrator may hold certain personal information about the Eligible Individual, including, but not limited to, the Eligible Individual’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any

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Shares or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Eligible Individual’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Eligible Individual hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data as described in this document by and among, as applicable, the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.
(b)
The Eligible Individual understands that Data will be transferred to the Plan Administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Eligible Individual understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Eligible Individual’s country. The Eligible Individual authorizes the Company, its Subsidiaries and Affiliates, the Plan Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.
(c)
The Eligible Individual understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Eligible Individual’s local human resources representative. The Eligible Individual understands, however, that refusing or withdrawing his or her consent may affect the Eligible Individual’s ability to participate in the Plan. For more information on the consequences of the Eligible Individual’s refusal to consent or withdrawal of consent, the Eligible Individual understands that he or she may contact his or her local human resources representative.
17.
Amendment
(a)
The Company may modify, amend, or waive the terms of this Award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Eligible Individual without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
(b)
This Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from, or comply with, Section 409A of the Code. If the Company makes a good faith determination that any compensation provided under this Agreement is likely to be subject to the additional tax imposed by Section 409A of the Code, the Company may, to the extent it deems necessary or advisable, modify this Agreement, without the Eligible Individual’s consent, to reduce the risk that such additional tax will apply, in a manner designed to preserve the material economic benefits intended to be provided to the Eligible Individual under this Agreement (other than any diminution of such benefit that may be attributable to the time

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value of money resulting from a delay in the timing of payments hereunder for a period of approximately six months or such longer period as may be required).
18.
Choice of Language

The Eligible Individual has received this Agreement and any other related communications and consents to having received these documents solely in English. If, however, the Eligible Individual receives this or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version in any way, the English version will control.

19.
Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan or future awards that may be awarded under the Plan by electronic means or to request the Eligible Individual’s consent to participate in the Plan by electronic means. The Eligible Individual hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

By electronically accepting this Agreement and participating in the Plan, the Eligible Individual agrees to be bound by the terms and conditions of the Plan and this Agreement, including the Grant Details and Appendix. If Eligible Individual has not electronically accepted this Agreement on the Plan Administrator’s website within six months of the Grant Date, then this Award shall automatically by deemed accepted and Eligible Individual shall be bound by the terms and conditions in the Plan, this Agreement, including the Grant Details and Appendix.

20.
Currency Exchange Risk

The Eligible Individual agrees and acknowledges that that Eligible Individual shall bear any and all risks associated with the exchange or fluctuation of currency associated with the Award, including without limitation the settlement of the Award and/or sale of the Shares (the “Currency Risk”). Eligible Individual waives and releases the Company, its Subsidiaries and Affiliates and the Plan Administrator from any potential claims arising out of the Currency Risk. Eligible Individual acknowledges and agrees that Eligible Individual shall with any and all exchange control requirements applicable to the Award and the sale of the Shares and any resulting funds including, without limitation, reporting or repatriation requirements.

21.
Appendix

Notwithstanding any provisions in this Agreement to the contrary, the RSUs shall be subject to any special terms and conditions set forth in the Appendix to the Agreement. Moreover, if Eligible Individual relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Eligible Individual to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Eligible

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Individual’s relocation). The Appendix constitutes a part of this Agreement and is incorporated by reference as fully as though set forth herein.

22.
No Public Offer

The grant of RSUs is not intended to be a public offering of securities in the Eligible Individual’s country. The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of RSUs is not subject to the supervision of the local securities authorities.

23.
Imposition of Other Requirements

The Company reserves the right to impose other requirements on the Eligible Individual’s participation in the Plan, on the Award of RSUs and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require the Eligible Individual to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF THE TRIPADVISOR, INC.

RSU AGREEMENT

(INTERNATIONAL)

Terms and Conditions

This Appendix includes special terms and conditions applicable to Eligible Individuals residing in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the meaning assigned to them in the Plan and/or the Agreement.

Notifications

This Appendix also includes country-specific information of which Eligible Individual should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Eligible Individual does not rely on the information noted herein as the only source of information relating to the consequences of Eligible Individual’s participation in the Plan because the information may be out of date at the time that Eligible Individual vests in Share Awards or sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to Eligible Individual’s particular situation, and the Company is not in a position to assure Eligible Individual of any particular result. Accordingly, Eligible Individual is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, please note that if Eligible Individual is a citizen or resident of a country other than the country in which he or she is currently working, or transfers employment after grant, the information contained in this Appendix may not be applicable to Eligible Individual.

European Union (“EU”)/ European Economic Area (“EEA”) Data Privacy

The following replaces Section 16 of the Agreement:

In order to offer participation in the Plan, it is necessary for the Company to collect and process certain information about Eligible Individual. Further detail about this is set out below.

Eligible Individual’s participation in the Plan is voluntary. Eligible Individual may withdraw from the Plan at any time. Withdrawal from the Plan will not affect Eligible Individual’s salary as an employee or his or her employment; Eligible Individual would merely forfeit the opportunities and benefits associated with the Plan.

If Eligible Individual withdraws from the Plan, the Company will cease to use Eligible Individual’s information for the purpose of the Plan (subject to the data retention requirements set out below).

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Data Collection and Usage. The Company collects personal information about Eligible Individual for purposes of administration of the Plan, including: name, home address, telephone number and email address, date of birth, social insurance number, passport or other identification number, salary, citizenship, nationality, job title, any equity, shares of stock or directorships held in the Company and its Affiliates, details of all RSUs or any other entitlement to equity granted, canceled, vested, unvested or outstanding in Eligible Individual’s favor, which the Company receives from Eligible Individual or the Employer (“Eligible Individual Data”).

The Company will process and use Eligible Individual Data for the purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of Eligible Individual’s Data is based on contractual necessity for the performance of the Plan.

Stock Plan Administration Service Providers. The Company currently uses Fidelity and its affiliated companies (“Fidelity”) as its service provider for the Plan. The Company shares your Eligible Individual Data with Fidelity for the purposes of implementing, administering and managing the Plan. Fidelity is based in the United States. In the future, the Company may select a different service provider and share Eligible Individual Data with another company that serves in a similar manner. The Company’s service provider(s) will open an account for Eligible Individual to receive and trade stock. Eligible Individual may be asked to agree to separate terms and data processing practices with the service provider(s), which is a condition to his or her participation in the Plan.

International Data Transfers. The Company and its service provider(s), including Fidelity, are based in the United States, which means that it will be necessary for Eligible Individual Data to be transferred to, and processed in, the US. Eligible Individual should note that his or her country may have enacted data privacy laws that are different from the United States and which may offer different levels of protection. The legal basis for the transfer of Eligible Individual Data is based on contractual necessity for the performance of the Plan.

Data Retention. The Company will use Eligible Individual Data only as long as is necessary to implement, administer and manage his or her participation in the Plan or as may be required by the Company in order to comply with legal or regulatory obligations, including under tax and securities laws (which will generally be no more than 7 years after the Eligible Individual ceases participating in the Plan).

Data Subject Rights. Eligible Individual has a number of rights under data privacy laws in his or her country. Depending on where Eligible Individual is based, his or her rights may include: (a) the right of access to the Eligible Individual’s personal data held by the Company, (b) the right of rectification of incorrect data, (c) the right to erasure of data, (d) the right to restriction of processing, and (e) the right to data portability.

If you have any questions about any aspect of the Plan or these terms, please contact privacy@tripadvisor.com.

European Union Countries

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Securities Law Notice. This offer is being made to Eligible Individuals as part of an employee incentive program in order to provide an additional incentive and to encourage employee share ownership and to increase employee’s interest in the success of the Company. The shares which are the subject of these rights are new or existing shares of Common Stock of the Company. More information in relation to the Company, including the share price can be found at the following web address: http://ir.tripadvisor.com/investor-relations. The obligation to publish a prospectus does not apply under Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of Shares which are the subject of this offer is less than one million.

Australia

The offer to participate in the Plan is made in reliance of Division 1A of Part 7.12 of the Corporations Act 2001 (Cth).

Notwithstanding any other provision of this Agreement, (a) the RSUs may not be settled in cash; and (b) the vesting of RSUs may be accelerated by the Plan Administrator only upon the death or total permanent disablement of Eligible Individual, and to the extent permitted by applicable law.

An Eligible Individual will cease to be an Eligible Individual for the purposes of the Plan and this Agreement if he or she is no longer an “Eligible Individual” as defined in the Plan, or Eligible Individual is no longer employed by any of the following: (a) Eligible Individual’s employer in the employment in respect of which Eligible Individual acquired the RSUs; (b) a holding company (within the meaning of the Corporations Act 2001 (Cth)) of Eligible Individual’s employer in the employment in respect of which Eligible Individual acquired the RSUs; (c) a subsidiary (within the meaning of the Income Tax Assessment Act 1997 (Cth)) of Eligible Individual’s employer in the employment in respect of which Eligible Individual acquired the RSUs; or (d) a subsidiary (within the meaning of the Income Tax Assessment Act 1997 (Cth) of a holding company (within the meaning of the Corporations Act 2001 (Cth)) of Eligible Individual’s employer in the employment in respect of which Eligible Individual acquired the RSUs.

Data Privacy. If you participate in the Plan, you consent to the Company, any of its related corporate bodies or any third-party, collecting the personal information (including sensitive information) necessary to administer the Plan and disclosing any personal information necessary to administer the Plan to the Company, any of its related bodies corporate or any third-party engaged to assist in implementing the Plan, who may be situated in or outside Australia including in jurisdictions that may not afford your information the same level of protection as under Australian laws do; and the Company will not be required to take steps to ensure that the Company, any of its related bodies corporate or any third-party engaged to assist in implementing the Plan do not breach the Australian Privacy Principles.

You acknowledge that neither the Company (nor any other company within group) will be required to take steps to ensure that any of its related bodies corporate or any third-party engaged to whom your personal information is disclosed do not breach data privacy principles.

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Taxes, Fees and Withholding. This provision supplements Section 7 of the Agreement. This is a scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 applies, subject to the requirements in that Act.

Austria

There are no country-specific provisions.

Belgium

The Eligible Individual is required to report any securities (e.g., Shares) or bank accounts opened and maintained outside Belgium on his or her annual tax return.

Canada

Settlement of RSUs. Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the RSUs does not provide any right for Eligible Individual to receive a cash payment and the Awards will be settled in Shares only.

Taxes, Fees and Withholding. This provision supplements Section 7 of the Agreement. Any share withholding by the Company is subject to the consent of the Eligible Individual at the time of vesting.

Authorization to Release and Transfer Necessary Personal Information. This provision supplements Section 15 of the Agreement:

Eligible Individual hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Eligible Individual further authorizes the Company and its Affiliates and the Committee, which administers the Plan, to disclose and discuss the Plan with their advisors. Eligible Individual further authorizes the Company and any Affiliate to record such information and to keep such information in Eligible Individual’s employee file.

Croatia

This offer is being made to Eligible Individuals as part of an employee incentive program in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in the success of the Company. The shares which are the subject of these rights are existing shares of Common Stock of the Company. More information in relation to the Company including the share price can be found at the following web address: http://ir.tripadvisor.com/investor-relations.

The obligation to publish a prospectus does not apply because of Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of Shares which are the subject of this offer is less than one million.

Germany

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection

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with the sale of Shares acquired under the Plan or the receipt of any cash dividends, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

Iceland

Securities Law Notice. This offer is being made to Eligible Individuals as part of an employee incentive program in order to provide an additional incentive and to encourage employee share ownership and to increase employee’s interest in the success of the Company. The shares which are the subject of these rights are new or existing shares of Common Stock of the Company. More information in relation to the Company, including the share price can be found at the following web address: http://ir.tripadvisor.com/investor-relations. The obligation to publish a prospectus does not apply under Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of Shares which are the subject of this offer is less than one million.

Ireland

Director Notification Obligation. Directors, shadow directors and secretaries of the Company’s Irish Affiliates are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Affiliates in writing of their interest in the Company (e.g., RSUs, Shares, etc.) and the number and class of shares or rights to which the interest relates within five days of the acquisition or disposal of shares or within five days of becoming aware of the event giving rise to the notification. This disclosure requirement also applies to any rights or shares acquired by the director’s spouse or children (under the age of 18).

Ireland

Director Notification Obligation. Directors, shadow directors and secretaries of the Company’s Irish Affiliates are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Affiliates in writing of their interest in the Company (e.g., RSUs, Shares, etc.) and the number and class of shares or rights to which the interest relates within five days of the acquisition or disposal of shares or within five days of becoming aware of the event giving rise to the notification. This disclosure requirement also applies to any rights or shares acquired by the director’s spouse or children (under the age of 18).

Italy

Grant Terms Acknowledgment. By accepting the RSUs, the Eligible Individual acknowledges that the Eligible Individual has received a copy of the Plan and the Award Agreement, including this Appendix, in their entirety and fully understands and accepts all the provisions of the Plan and the Award Agreement. The Eligible Individual further acknowledges having read and specifically approves the following sections of the Award Agreement: Vesting, Issuance of Stock, Termination of Employment, Tax Withholding, Nature of Grant, Governing

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Law and Venue and Imposition of Other Requirements, and the Data Privacy section in this Appendix.

Foreign Asset/Account Reporting Information. If the Eligible Individual holds investments abroad or foreign financial assets (e.g., cash, Shares, RSUs) that may generate income taxable in Italy, The Eligible Individual is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Eligible Individual if the Eligible Individual is a beneficial owner of the investments, even if the Eligible Individual does not directly hold investments abroad or foreign assets.

Foreign Asset Tax. The value of the financial assets held outside of Italy by individuals resident of Italy is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year.

Japan

Foreign Asset/Account Reporting Information. The Eligible Individual will be required to report details of any assets held outside of Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Eligible Individual should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Eligible Individual and whether the Eligible Individual will be required to report details of his or her outstanding RSUs, as well as Shares, in the report.

Netherlands

There are no country-specific provisions.

Poland

The RSUs offered under the Plan to employees in Poland are addressed to fewer than 150 persons, and therefore the obligation to publish a prospectus does not apply because of Article 1(4)(b) of the EU Prospectus Regulation.

Portugal

Language Consent. The Eligible Individual hereby express declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Consentimento linguístico. Pela presente, O indivíduo elegível por este meio expressa declara que ele ou ela tem pleno conhecimento da língua inglesa e tem lido, compreendido e plenamente aceito e acordado com os termos e condições estabelecidos no plano e no acordo.

Exchange Control Notification. If the Eligible Individual holds Shares issued upon settlement of the RSUs, the acquisition of Shares would be reported to the Banco de Portugal for

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statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on Eligible Individual’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, the Eligible Individual is responsible for submitting the report to the Banco de Portugal.

Republic of Korea

Securities Law Notice. If an Eligible Individual is employed in the Republic of Korea then, notwithstanding anything set forth in the Plan documents, your RSUs are granted by the Company, not your employer.

Foreign Asset/Account Reporting Notice. Eligible Individual must declare all of his or her foreign held assets (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authorities and file a report (Form 45) with respect to such accounts annually by 30 June of the immediately following year, if the value of such accounts exceeds KRW 0.5 billion (or an equivalent amount in foreign currency) on any month-end date during the year.

Romania

Foreign Asset/Account Reporting Notice. Eligible Individual who is a Romanian resident that acquires 10% or more of the registered capital of a non-resident company, is subject to reporting by the resident to the National Bank of Romania (NBR) within 30 days from the date the participation level was reached.

Singapore

Securities Law Notice. The grant of this Award is made in reliance on section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation. If Eligible Individual is a director, associate director or shadow director (i.e., a non-director who has sufficient control so that the directors act in accordance with the directions and instructions of this individual) of the Company’s local entity in Singapore, he or she is subject to notification requirements under the Singapore Companies Act. Some of these notification requirements will be triggered by Eligible Individual’s participation in the Plan. Specifically, Eligible Individual is required to notify the local Singapore company when he or she acquires or disposes an interest in the Company, including when Eligible Individual receives Shares upon vesting of this Award and when Eligible Individual sells these Shares. The notification must be in writing and must be made within two days of acquiring or disposing of any interest in the Company (or within two days of initially becoming a director, associate director or shadow director of the Company’s local entity in Singapore). If Eligible Individual is unclear as to whether he or she is a director, associate director or shadow director of the Company’s local entity in Singapore or the form of the notification, he or she should consult with his or her personal legal advisor.

Resale restriction wording. The Eligible Individual acknowledges that this Award Agreement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly,

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this Award Agreement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares under the Plan may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision (other than Section 280) of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act, Chapter 289 of Singapore.

Awards under the Plan are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 and Excluded Investment Products (as defined in MAS Notices SFA 04-N12 and FAA-N16).

Spain

Nature of Grant. This provision supplements the “Nature of Award” section of the Award Agreement:

In accepting the RSUs, the Eligible Individual consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan.

Further, the Eligible Individual understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant RSUs under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any Award will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, the Eligible Individual understands that the Award is granted on the assumption and condition that the RSUs or the Shares acquired upon settlement shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Eligible Individual understands that this Award would not be made to the Eligible Individual but for the assumptions and conditions referred to above; thus, the Eligible Individual acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award shall be null and void.

The Eligible Individual also understands and agrees that, as a condition of the grant and vesting of the RSUs, the termination of the Eligible Individual’s employment for any reason (including the reasons listed below), the RSUs will cease vesting immediately, effective on the date of the Eligible Individual’s termination of employment. This will be the case, for example, even in the event of a termination of the Eligible Individual’s employment by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. The Eligible Individual acknowledges that he or she has read and specifically accepts the conditions referred to in the “Termination of Employment” and “Nature of Award” sections of the Award Agreement. “Cause”

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shall be as defined in the Agreement, regardless of whether the termination is considered a fair termination (i.e. despido procedente”) under Spanish legislation.

Securities Law Information. The grant of the RSUs and the Shares issued pursuant to the vesting of the RSUs are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.

Exchange Control Information. To participate in the Plan, the Eligible Individual must comply with exchange control regulations in Spain. The acquisition of Shares upon vesting of the RSUs and the sale of Shares must be declared on Form D-6, for statistical purposes, to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry, Tourism and Commerce. Generally, the D-6 form must be filed by each 31 January while the shares are owned or to report the sale of Shares.

Whenever receiving foreign currency payments derived from the ownership of Stock (i.e., cash dividends or sale proceeds) exceeding €50,000, the Eligible Individual must inform the financial institution receiving the payment of the basis upon which such payment is made. the Eligible Individual will need to provide the institution with the following information: (i) the Eligible Individual’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

Foreign Asset/Account Reporting Information. To the extent that the Eligible Individual holds rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, the Eligible Individual will be required to report information on such rights and assets on his or her tax return for such year. After such rights and assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The reporting must be completed by March 31 following the end of the relevant year. It is the Eligible Individual’s responsibility to comply with these reporting obligations, and the Eligible Individual should consult with his or her personal tax and legal advisors in this regard.

In addition, the Eligible Individual is required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities (including Shares acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.

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Sweden

There are no country-specific provisions.

Switzerland

Securities Law Information. The Award is considered a private offering in Switzerland and is therefore not subject to registration. Neither this document nor any other materials relating to the RSUs (a) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (b) may be publicly distributed or otherwise made publicly available in Switzerland, or (c) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

United Kingdom

Securities Laws Notice. This offer is being made to Eligible Individuals as part of an employee incentive program in order to provide an additional incentive and to encourage employee share ownership and to increase employee’s interest in the success of the Company. The shares which are the subject of these rights are existing shares of Common Stock of the Company. More information in relation to the Company including the share price can be found at the following web address: http://ir.tripadvisor.com/investor-relations.

The obligation to publish a prospectus does not apply because of Section 86(1)(aa) of the Financial Services and Markets Act 2000 (as amended, supplemented or substituted by any UK legislation enacted in connection with the UK’s exit from the European Union). The total maximum number of Shares which are the subject of this offer is less than one million.

Settlement of Stock Awards. Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Award does not provide any right for Eligible Individual to receive a cash payment and the Awards will be settled in Shares only.

Tax and National Insurance Contributions Acknowledgment. The following provision supplements Section 7 of the Agreement:

Eligible Individual agrees that if Eligible Individual does not pay or the Employer or the Company does not withhold from Eligible Individual the full amount of Tax-Related Items that Eligible Individual owes in connection with the vesting of the Stock Award and/or the acquisition of Shares pursuant to the vesting of the Stock Award, or the release or assignment of the Stock Award for consideration, or the receipt of any other benefit in connection with the Award (the “Taxable Event”) within ninety (90) days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by Eligible Individual to the Employer, effective ninety (90) days after the Taxable Event. Eligible Individual agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by Eligible Individual, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Eligible Individual by the Employer, by withholding in Shares issued upon vesting of the Award or from the cash proceeds from the sale of such Shares or by demanding cash or a cheque from Eligible

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Individual. Eligible Individual also authorizes the Company to withhold the transfer of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Eligible Individual is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Eligible Individual is an officer or executive director and Tax-Related Items are not collected from or paid by Eligible Individual within ninety (90) days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Eligible Individual on which additional income tax and National Insurance contributions may be payable. Eligible Individual will be responsible for reporting any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.

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